EXHIBIT 24.1

POWER OF ATTORNEY

FOR CERTAIN FILINGS

UNDER THE SECURITIES EXCHANGE ACT OF 1934

I, David J. Matlin, hereby make, constitute and appoint each of:

Robert Weiss, and

Lawrence Teitelbaum

acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name and/or my capacity, all documents, certificates, instruments, statements, other filings, and amendments to the foregoing (collectively, “documents”) determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Form 3, 4, 5, 144, or Schedules 13D, 13F and 13G and any amendments to said forms or schedules with respect to any securities of Thornburg Mortgage, Inc. or its subsidiaries as may be required to be filed with the Securities and Exchange Commission, any stock exchange, self-regulatory association or any governmental authority; and delivering, furnishing or filing any such documents with the appropriate governmental or other authority.  Any such determination shall be conclusively evidenced by such person’s execution, delivery, furnishing and/or filing of the applicable document.

This power of attorney shall be valid from the date hereof until the earlier of (i) the date the undersigned is no longer subject to ownership or control-person reporting requirements as described above or (ii) the date revoked in writing by the undersigned, and this power of attorney does not revoke or replace any other power of attorney that the undersigned has previously granted.

IN WITNESS HEREOF, I have executed this instrument as of the date set forth below.

Date: October 31, 2008.

 /s/ David J. Matlin

New York, New York.